Exhibit 10.16
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.
QuinStreet
December 2, 2003
[ * ]
[ * ]
DeVry, Inc.
One Tower. Lane, Suite 1000
Dear [ * ]:
     This letter sets out the terms pursuant to which QuinStreet, Inc. has agreed to build and host websites (the “Websites”) to which you will drive traffic through your television, radio and print advertising.
     We have agreed that QuinStreet will host the Websites and that you and QuinStreet will mutually agree all Creative content of such Websites prior to its use according to the terms of the existing agreement between us and you (the “Agreement”).
     Visitors to the Websites may complete forms resulting in the generation of personal contact information for such visitors. This information shall be deemed to constitute Qualified Leads under the terms of the Agreement and all terms of the Agreement applicable to your, use of Qualified Leads shall apply to these Qualified Leads. You have agreed to pay us [ * ] per Qualified Lead generated by the Websites; provided that after a [ * ] test period the parties will negotiate a mutually agreeable rate should each party opt to continue programs utilizing the Websites.
     If the foregoing accurately reflects our agreement regarding the subject matter of this letter, please sign a copy of this letter in the space below and fax it back to the undersigned, retaining a fully executed copy of the letter for your files. Capitalized terms used but not defined in this letter shall, have the meanings ascribed to them in the Agreement.

Sincerely, QuinStreet, Inc.
By:	/s/ Scott Mackley, V.P.
Scott Mackley

Accepted and agreed as of the
Date first above written:

By:	[ * ]

Its:	[ * ]